Exhibit 3.1(g)

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150205264-57
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/04/2015 4:21 PM
	Entity Number E0592722014-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Jerrick Ventures, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Cumulative Convertible Preferred Stock, par value $0.001 per share.

Please see attached.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES A CUMULATIVE CONVERTIBLE
PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Jerrick Ventures, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on February 13, 2015 in accordance with the provisions of its Certificate of Incorporation (as amended and may be amended from time to time, the "Certificate of Incorporation") and by-laws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, and by-laws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

1.            Name of Corporation:

Jerrick Ventures, Inc., a Nevada corporation.

2.            Designation:

Series A Cumulative Convertible Preferred Stock, $0.001 par value per share, issuable pursuant to and in connection with a subscription agreement executed by and among the Corporation and subscribers to Series A Cumulative Convertible Preferred Stock (the "Subscription Agreement"). Capitalized terms employed herein but not otherwise defined shall have the meanings ascribed to them in the Subscription Agreement.

A. Designation: Number of Shares. The designation of said series of preferred stock shall be Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). The number of shares of Series A Preferred shall be up to 100,000 shares. Each share of Series A Preferred shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

B. Dividends.

(a) The holders of outstanding shares of Series A Preferred (collectively, the "Holders" and each, a "Holder") shall be entitled to receive preferential dividends at the rate of 6% per share per annum on the Series A Stated Value out of any funds of the Corporation legally available under all applicable law for such purpose, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock (defined below). Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series A Preferred, and shall be payable quarterly, in arrears, commencing on the first day of the calendar quarter following the date on which the Series A Preferred is issued, in cash or as described below (provided that if the last day of a calendar year is a Saturday, Sunday or legal holiday in New York, NY, then such dividend shall be payable, without interest for such additional day(s), on the next day that is not a Saturday, Sunday or legal holiday). Upon the occurrence of an Event of Default (as defined below) and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Series A Stated Value. Dividends must be delivered to the Holders not later than five (5) business days after each specified dividend payment date. At the Corporation's option in its sole and absolute discretion, such dividend payments may be made in (i) cash (ii) additional shares of Series A Preferred valued at the Series A Stated Value thereof, in an amount equal to 150% of the cash dividend otherwise payable or (iii) a combination of cash and additional shares of Series A Preferred , provided there is not an existing current Event of Default on the date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series A Preferred. The issuance of such shares of Series A Preferred shall constitute full payment of such dividends or such portion of such dividends payable in additional shares of Series A Preferred, as the case may be.

(b) The dividends on the Series A Preferred at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred or any shares of any other class of stock ranking on a parity with the Series A Preferred and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

C. Liquidation and Redemption Rights. Upon the occurrence of a Liquidation Event (as defined below), the Holders of the Series A Preferred shall be entitled to receive, and before any payment or distribution shall be made on any shares of any Common Stock or other class of stock presently authorized or to be authorized (the Common Stock and such other stock being hereinafter collectively, the "Junior Stock"), out of the assets of the Corporation available for distribution to stockholders, an amount equal to two (2) times the Series A Stated Value and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to the Holders of the Series A Preferred (on an as converted basis), the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series A Preferred shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred. "Liquidation Event" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the Holders of the Series A Preferred receive securities of the surviving corporation having substantially similar rights as the Series A Preferred and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the "Permitted Merger"), unless the Holders of the shares of Series A Preferred elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the Holders elect otherwise.

D. Conversion into Common Stock. Holders of shares of Series A Preferred shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph D(a), each Holder of Series A Preferred shall have the right at any time commencing after the issuance to such Holder of Series A Preferred, to convert such shares, accrued but unpaid declared dividends on the Series A Preferred and any other sum owed by the Corporation arising from the Series A Preferred or pursuant to the Subscription Agreement entered into by the Corporation and the Holder or Holder's predecessor in connection with the issuance of Series A Preferred (each a "Subscription Agreement") (collectively "Conversion Amount") into fully paid and non-assessable shares of Common Stock (the "Conversion Shares") of the Corporation determined in accordance with the applicable conversion price provided in paragraph D(b) below (the "Conversion Price"). All declared or accrued but unpaid dividends may be converted at the election of the Holder together with or independent of the conversion of the Series A Stated Value of the Series A Preferred.

(b) The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal (i) the sum of (A) the Series A Stated Value being converted and/or (B) at the Holder's election, accrued and unpaid dividends or any other component of the Conversion Amount, divided by (ii) the Conversion Price. The Conversion Price of the Series A Preferred shall be $0.25, subject to adjustment only as described herein.

(c) Holder will give notice of its decision to exercise its right to convert the Series A Preferred, or part thereof and/or accrued and unpaid dividends, by sending by facsimile an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this certificate of designations (the "Certificate of Designations") to the Corporation via confirmed facsimile transmission. The Holder will not be required to surrender the Series A Preferred certificate until the Series A Preferred has been fully converted. Each date on which a Notice of Conversion is sent by facsimile to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself, or cause the Corporation's transfer agent to, transmit the Corporation's Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred to the Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date"). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer, provided request for such electronictransfer has been made by the Holder. A Series A Preferred certificate representing the balance of the Series A Preferred not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred certificate to the Corporation. To the extent that a Holder elects not to surrender the certificate for such Series A Preferred for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph D(a) hereof, the conversion privilege shall be deemed to have been exercised and the Conversion Shares shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred so converted.

Upon the conversion of any shares of Series A Preferred, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of the Series A Preferred and payment of dividends on Series A Preferred, to issue a fraction of a share of its Series A Preferred or Common Stock and shall instead deliver a stock certificate representing the next higher whole number.

The Corporation and the Holder may not convert that amount of the Conversion Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on such Conversion Date, and (ii) the number of Conversion Shares issuable upon the conversion of the Conversion Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in the aggregate beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after sixty one (61) days' prior written notice to the Corporation.

(d) The Conversion Price determined pursuant to Paragraph D(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph D(d)(i) shall become effective immediately after the effective date of the event.

(ii) For so long as Series A Preferred is outstanding, if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series A Preferred immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series A Preferred shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $.001 per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designation and the Subscription Agreement.

(e) (l) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock), then unless the right to convert shares of Series A Preferred shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred shall thereafter have the right to convert each share of Series A Preferred into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph D. The foregoing provisions of this paragraph D(e) shall similarly apply to successive mergers.

(i) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred shall thereafter have the right to convert each share of the Series A Preferred into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A Preferred is required to be adjusted as provided in this paragraph D(f), the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred and the Common Stock, and the Corporation shall give notice in the manner described in the Subscription Agreement to each Holder of record of Series A Preferred of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii)  to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii)  any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred.

(h) For so long as any shares of Series A Preferred or any Conversion Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph D(h), the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock 150% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Conversion Amount.

(i) The term "Common Stock" as used in this Certificate of Designation shall mean the Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred shall at any time become convertible pursuant to the provisions of this paragraph D(i).

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k) In the event a Holder shall elect to convert any shares of Series A Preferred as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred shall have been sought and obtained by the Corporation or at the Corporation's request or with the Corporation's assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Conversion Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event Holder obtains judgment.

(l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section D(c) by the Delivery Date and if after the Delivery Date the Holder or a broker on behalf of the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Series A Stated Value of the shares of Series A Preferred for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, which shall include evidence of the price at which such Holder had to purchase the Common Stock in an open-market transaction or otherwise.

(m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series A Preferred in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series A Preferred in the amount of $100 per business day after the Delivery Date for each $10,000 of Conversion Amount being converted of the corresponding Common stock which is not timely delivered. The Corporation shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

(n) Upon (i) the occurrence of an Event of Default (as defined in this Certificate of Designation), that continues for more than twenty (20) business days after any applicable grace period, (ii) a Change in Control (as defined below), or (iii) of the liquidation, dissolution or winding up of the Corporation, then at the Holder's election, the Corporation must pay to the Holder, ten (10) business days after request by the Holder (the "Calculation Period"), a sum of money determined by multiplying the then current purchase price of the outstanding Preferred Stock designated by the Holder by 110%, plus accrued but unpaid dividends ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by such Holder not later than thirty (30) business days after request ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Series A Preferred and dividends will be deemed paid and no longer outstanding. For purposes of this Section, "Change in Control" shall mean (i) the Corporation no longer having a class of shares publicly traded, listed or quoted, as applicable, on a Principal Market, (ii) the Corporation becoming a Subsidiary of another entity (other than a corporation formed by the Corporation for purposes of reincorporation in another U.S. jurisdiction), (iii) a majority of the board of directors of the Corporation as of the Closing Date no longer serving as directors of the Corporation, except due to natural causes, and (iv) the sale, lease or transfer of substantially all the assets of the Corporation or Subsidiaries.

E. Voting Rights. The holders of our Series A Preferred do vote together with the holders of our Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a holder of Series A Preferred shall be equal to the number of shares of Common Stock issuable upon conversion of such Holder's Series A Preferred on the record date for determining those stockholders entitled to vote on the matter. In addition, the affirmative vote of the holders of a majority of our outstanding Series A Preferred is required to for the following actions:

(a) amending the Corporation's certificate of incorporation or by-laws if such amendment would adversely affect the Series A Preferred, including, without limitation,:

(i) changing the relative seniority rights of the holders of the Series A Preferred as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred ;

(ii) reducing the amount payable to the holders of Series A Preferred upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred;

(iii) canceling or modifying the conversion rights of the holders of Series A Preferred provided for in Section D herein;

(iv) canceling or modifying the rights of the holders of the Series A Preferred provided for in this Section E;

(v) issuing shares of Series A Preferred except pursuant to the Subscription Agreements or as dividends on the Series A Preferred; or

(vi) changing the authorized number of shares of Series A Preferred.

(b) purchasing any of the Corporation's securities other than required redemptions of Series A Preferred and repurchase under restricted stock and option agreements authorizing the Corporation's employees (as permitted herein);

(c) effecting a Liquidation Event;

(d) declaring or paying any dividends other than in respect of the Series A Preferred ; and

(e) issuing any additional securities having rights senior to or on parity with the Series A Preferred .

3.           Events of Default. For so long as the Series A Preferred is outstanding, unless waived in writing by the Holders, the occurrence of any of the following is an event of default (each, an "Event of Default") and shall thereafter or until such Event of Default has been cured, if such Event of Default is permitted to be cured hereunder, cause the dividend rate to become 15% from and after the occurrence and during the pendency of such event with respect to the Series A Preferred:

(a) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to a Holder of Series A Preferred from the Corporation pursuant to the Subscription Agreement.

(b) The Corporation breaches any material covenant or other material term or condition of the Subscription Agreement or this Certificate of Designation in any material respect and such breach, if subject to cure, continues for a period of five (5) business days.

(c) Any material representation or warranty of the Corporation made herein„ or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

(d) Any dissolution, liquidation or winding up of Corporation or any substantial portion of its business.

(e) Any continued cessation of operations by the Corporation or any material Subsidiary for thirty (30) days or more or the Corporation is unable to pay its debts after such debts become due.

(f) The transfer or sale by the Corporation or any material Subsidiary of any material Intellectual Property, personal property, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value.

(g) The merger, consolidation or reorganization of the Corporation with or into another corporation or person or entity (other than with or into a wholly owned subsidiary of the Corporation), or sale of the capital stock of the Corporation by the Corporation or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Corporation immediately prior to such transaction owning less than a majority in voting power of the outstanding capital stock of Corporation or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

(h) The Corporation or any material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(i) Any money judgment, writ or similar final process shall be entered or filed against the Corporation or its material Subsidiary or any of their property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

(j)  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Corporation and/or any material Subsidiary.

(k) A default by the Corporation or any material Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Corporation or its material Subsidiary is contesting the validity of such obligation in good faith.

(l) The failure by the Corporation to have reserved for issuance upon conversion of the Series A Preferred the number of shares of Common Stock as required in the Subscription Agreement.

(m) A default by the Corporation or any material Subsidiary of a material term, covenant, warranty or undertaking of any other agreement to which the Corporation or any material Subsidiary and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

(n) The occurrence of one or more events having a Material Adverse Effect (as defined in Section 5(a) of the Subscription Agreement).

(o) The Corporation effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holders.

(p) The Corporation's failure to timely deliver to the Holder of Series A Preferred Conversion Shares or a replacement Preferred Stock certificate (if required) within five (5) business days after the required delivery date.

4.          Status of Converted or Redeemed Stock. In case any shares of Series A Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

5.         Registration Rights. The holders of the Series A Preferred shall have such registration rights for the Conversion Shares as are contained in the Subscription Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on February 13, 2015.

JERRICK VENTURES, INC.

By:	/s/ Jeremy Frommer
Name: Jeremy Frommer
Title: Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series A Preferred of Jerrick Ventures, Inc.)

The undersigned hereby irrevocably elects to convert $_______________ of the Series A Stated Value of the above Series A Preferred into shares of Common Stock of Jerrick Ventures, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to convert $_____________ of the dividends accrued on the Series A Preferred held by the undersigned for the period________________ to ______________ into shares of Common Stock of the Corporation according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to convert $____________ of the Conversion Amount consisting of _________________________________________________________ for the period ______________ to ______________ into shares of Common Stock of the Corporation according to the conditions hereof, as of the date written below.

Date of Conversion: _______________________________________________________________________________________________________

Applicable Conversion Price Per Share:_______________________________________________________________________________________

Number of Common Shares Issuable Upon This Conversion: ______________________________________________________________________

Select one:

☐    A Series A Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐    A Series A Convertible Preferred Stock certificate is not being delivered to Jerrick Ventures, Inc.

Signature:__________________________________________________________________________________________________________________

Print Name:________________________________________________________________________________________________________________

Address:__________________________________________________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to: